Investor Presentation July/August 2022 CORPHOUSING GROUP Filed pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated July 22, 2022 Relating to the Preliminary Prospectus dated July 22, 2022 Registration Statement File No. 333 - 262114 This free writing prospectus relates to the proposed public offering of shares of common stock, par value $0.00001 per share of CorpHousing Group Inc. (the “Company”) which are being registered on a Registration Statement on Form S - 1, as amended (File No. 333 - 262114) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated July 22, 2022, included in that Registration Statement which can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/0001893311/000110465922081993 /tm2134516 - 24_s1a.htm The Company has filed the Registration Statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement (including the Risk Factors contained therein) and other documents that the Company has filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR or the SEC web site at www.sec.gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York NY 10022 by calling 212 - 895 - 3745.

DISCLAIMER

Statements in this presentation, including but not limited to those regarding the possible or assumed future or performance of CorpHousing Group, Inc. ("CorpHousing" or the "Company") or its industry or other trend projections, may constitute forward-looking statements. These statements include, but are not limited to, statements regarding the timing, anticipated size and terms of the proposed offering, the Company's expectations regarding the performance of its business, financial performance, liquidity and capital resources, its addressable market size and opportunity, travel conditions in the face of a pandemic or other travel disruptions, differences between private and public company lease accounting requirements, growth prospects, the Company's long-term model, and other non-historical statements. These statements can be identified by the use of words such as "believes", "anticipates", "expects", "intends", "plans", "continues", "estimates", "predicts", "projects", "forecasts", and similar expressions. By their nature, forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other factors because they relate to events and depend on circumstances that will occur in the future whether or not outside the control of the Company, including those described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Registration Statement on Form S-1 (File No. 333-262114), as amended, filed with the U.S. Securities and Exchange Commission (the "SEC"). Such factors may cause actual results, performance, or developments to differ materially from those expressed or implied by such forward-looking statements. Accordingly, no assurance is given that such forward-looking statements will prove to have been correct. They speak only as of the date of this presentation, and except to the extent required by federal securities laws, the Company undertakes no obligation to update these forward-looking statements.

Certain information contained in this presentation and statements made orally during this presentation relate to or are based on studies, publications, surveys, and other data obtained from third-party sources and CorpHousing's own internal estimates and research. While the Company believes these third-party studies, publications, surveys, and other data to be reliable as of the date of this presentation, it has not independently verified, and makes no representations as to the adequacy, fairness, accuracy, or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of CorpHousing's internal estimates or research and no reliance should be made on any information or statements made in this presentation relating to or based on such internal estimates and research. All statements in this presentation attributable to third-party sources represent the Company's interpretation of data, research opinion, or viewpoints published by such third party and have not been reviewed by such third parties. Each such cited sources speaks as of its original publication date (and not as of the date of this presentation).

This presentation includes "non-GAAP financial measures". These non-GAAP financial measures may not be comparable to similarly-titled measures presented by other companies or to third-party expectations, nor should they be construed as an alternative to other financial measures determined in accordance with GAAP. Refer to the Appendix for a reconciliation of those non-GAAP financial measures to the most directly comparable GAAP measures.

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Sales and offers to sell our securities will only be made in accordance with the Securities Act of 1933, as amended, and applicable SEC regulations, including written prospectus requirements.

We have filed a registration statement on Form S-1, as amended (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Shares of our common stock may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. Before you invest, you should read the preliminary prospectus and the other documents we file with the SEC for more complete information about us and this offering. You can obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Electronic copies of the prospectus related to this offering, may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, by telephone at (212) 895-3745.

OFFERING SUMMARY

ISSUER:	CorpHousing Group, Inc. ("CorpHousing Group" or the "Company")
EXCHANGE//SYMBOL:	NASDAQ // CHG
SHARES OFFERED[1]:	4,500,000
OFFER PRICE:	$4.00 to $5.00 per share
OFFERING SIZE:	$20.25 million (excluding 15% over-allotment option)
OFFERING TYPE:	S-1 Initial Public Offering
SECURITIES OFFERED:	Common Stock
ANTICIPATED USE OF PROCEEDS:	Acquisition of additional accommodation units & general corporate purposes, including working capital, funding of letters of credit and other instruments as required by leases for accommodation units, and the servicing of existing and future indebtedness
LEAD BOOK-RUNNING MANAGER:	Maxim Group LLC
JOINT BOOK-RUNNING MANAGER:	Joseph Gunnar & Co. LLC

(1) Shares offered based upon the midpoint of the estimated price range

3

BRIAN FERDINAND Chief Executive Officer & Chairman of the Board DAVID GURFEIN President & Chief Operating Officer SHANOOP KOTHARI Chief Financial Officer TODAYS PRESENTERS 4

INVESTMENT HIGHLIGHTS: *Why CorpHousing Group*

✓ Asset Management-Based	*Differentiated Approach Versus Competitors*
✓ Superior Technology	*Enhances Decision Making & Revenue Generation*
✓ Distributed Servant Leadership	*Reduces Costs & Increases Efficiency*
✓ "Heroic" Service	*Lowers Customer Acquisition Cost & Commissions*
✓ Asset Light Model	*Creates Opportunity for Improved Margins*
✓ Expansion During COVID	*Capitalizing on a Unique Opportunity*
✓ Downside Tested	*Increased Revenue 124%+ Despite Covid**
✓ Experienced Leadership	*Able to Anticipate & Mitigate Challenges*

* Gross revenue CAGR from 2019 to 2021.

5

$86.4 $89.4 $92.6 $95.8 $99.2 $102.7 $106.3 $110.0 $113.9 2019 2020 2021 2022 2023 2024 2025 2026 2027 Global Vacation Rental Market (CAGR: 3.4%) Source: Grand View Research, Inc., Jun - 2021 Source: https://www.airdna.co/resource/2021 - u - s - short - term - rental - outlook - report?afmc=s7&utm_campaign=s7&utm_source=leaddyno&utm _medium=affiliate • 2022 ADR is projected to be 7.5% higher than in 2019 (Pre - COVID) • U.S. STR r evenues are projected to increase by 42% over the next 4 - years • STR d emand growth is expected to outstrip supply growth U.S. Short - Term Rental (STR) Market MARKET OVERVIEW: Resilient Growth despite COVID - 19 6

$5.4mm $8.3mm $21.4mm $6.4mm $13.5mm $32.2mm 2019 2020 2021 Net Revenue Gross Revenue REVENUE* 2019 – 2021 • CAGR Net 99% • CAGR Gross 124% Source: Derived from pages F - 4 of the Preliminary Prospectus. CAGR from 1/1/2019 – 12/31/2021. COMPANY OVERVIEW: Tech Enabled, Rental Arbitrage with Heroic Service 7 IMPROVED ROI CORPHOUSING GROUP TECHNOLOGY LONG - TERM APARTMENTS & HOTELS SHORT - TERM RENT IDENTIFY HEROIC SERVICE MARKET LEASE

WHERE: *Location and Number of Units*

LOCATION: Current/Future



Seattle, WA
San Francisco, CA
Los Angeles, CA
San Diego, CA
Denver, CO
Austin, TX
Boston, MA
New York, NY
Philadelphia, PA
Washington, DC
Nashville, TN
Atlanta, GA
Miami Beach, FL



Dublin, IE
London, UK
Amsterdam, NL
Frankfurt, DE
Paris, FR
Madrid ES
Barcelona, ES
Florence, IT
Rome, IT

✓ Expansion During COVID — *Unique Acquisition Opportunity*

NUMBER OF UNITS*

2019 – 9/2022
- CAGR 204%



100
300
462
2,131
2019
2020
2021
Sep-22

*Source: Derived from pages 6 and 59 of the Preliminary Prospectus. CAGR 2019 – September 2022 (Includes pipeline units).

8

NET INCOME POSITIVE* ADVANCED REVENUE MANAGEMENT DISTRIBUTED SERVANT LEADERSHIP DISCIPLINED ACQUISITION STRATEGY KEY DIFFERENTIATORS 9 Source: 1Q 2022 net income on page 14 of the Preliminary Prospectus

Asset Light Big Data Analytics City Core Clumping Arbitrage LEASE RENT Designed to Maximize Return on Investment and Operational Efficiency DISCIPLINED ACQUISTION STRATEGY 10

Initial Strategy SUPPLY GROWTH & STRATEGY SHIFT 11 Multiple Opportunities Across Multiple Channels Replacing Traditional Overbearing Large Corporate Management Contracts COVID - Related Hotel Closures Empty Office To Hotel/Residence Conversions CLOSED DUE TO x OFFICE > HOTEL Multi - family STR Occupancy & Stabilization $ Transition to Current Strategy

2 x 7 x 11 x 16 x 22 x 3 x 10 x 17 x 24 x 34 x Year 1 Year 3 Year 5 Year 7 Year 10 10 - year Lease Revenue = 22x – 34x Acquisition Cost CorpHousing Group Expects to generate revenue with significant multiples of acquisition costs Ex: $103 RevPAR * 365 days / year *5 years = $187,975 / $17,316 (Average Acquisition Cost) = 10.9x Low RevPAR: $103 (2020) High RevPAR: $160 (2018) Revenue Per Available Room (RevPAR) Note: Calculated by low / high [[($103 or $160) * 365 / days per year] times number of years] divided by $17,316 Note: $8mm invested / 462 units = $17,316 average acquisition cost ASSET LIGHT BUSINESS MODEL: Massive Alpha Upside 12

• CHG leased The Blakely in Oct, 2021 • 118 - rooms • 15 - year lease • Refundable letter of credit Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 118 rooms] POTENTIAL ANNUAL NET REVENUE $4.4mm $6.9mm Low High ASSET LIGHT CASE STUDY: Blakely Hotel, NYC 13

• CHG leased the Marriot Herald Square in Apr, 2022 • 167 - rooms • 10 - year lease • Refundable letter of credit Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 167 rooms] POTENTIAL ANNUAL NET REVENUE $6.3mm $9.8mm Low High ASSET LIGHT CASE STUDY: Marriott Herald Square Hotel, NYC 14

• CHG leased the Georgetown Suites in Jul, 2022 • 80 - rooms • 10 - year lease • Refundable letter of credit Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 80 rooms] POTENTIAL ANNUAL NET REVENUE $3.0mm $4.7mm Low High ASSET LIGHT CASE STUDY: Georgetown Suites Harbour , Washington DC 15

• Under LOI • 217 - rooms • 15 - year lease* • Refundable letter of credit* Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 217 rooms] POTENTIAL ANNUAL NET REVENUE $8.2mm $12.7mm Low High ASSET LIGHT CASE STUDY: W Hotel Downtown, NYC 16 *Active lease negotiations

• Under LOI • 174 - rooms • 15 - year lease* • Refundable letter of credit* Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 174 rooms] POTENTIAL ANNUAL NET REVENUE $6.5mm $10.2mm Low High ASSET LIGHT CASE STUDY: Tillary Hotel, NYC 17 *Active lease negotiations

Dynamic Intra - Day Pricing Continuous Market Assessments Proprietary Technology Designed to Maximize ADR, Occupancy, and Rankings on OTA Sites ADVANCED REVENUE MANAGEMENT 18

ON - LINE TRAVEL AGENT PARTNERSHIPS 19

This is a list of selected representative competitors and is not exhaustive. Other competitors exist and additional competitors will likely emerge in the future. POTENTIAL PUBLIC COMPARABLE COMPANIES 20

$4,683 $676 $4,007 $3,474 $533 $5,812 $1,956 $3,856 $3,476 $381 Revenue Refunds Net Rev Cost of Rev Gross Profit 20 20 (Full Year) Revenue per unit increased due to Implementation of new technology Cost of revenue may decline with scale Refunds per unit increased due to COVID 2019 2021 All Numbers: Unit/Month Turned Profitable 4Q2021 Despite COVID 24% 189% (4%) (0%) (29%) Source: See our preliminary prospectus pages F - 4 for Revenue, Refunds, Net Revenue, Cost of Revenue and Gross Profit, in each ca se divided by average active Units for the period, as set forth on page 59. UNIT ECONOMICS: Profitable Despite Negative Effect of COVID 21

20 20 (Full Year) Source: See our preliminary prospectus pages F - 4 for 4Q 2021 Revenue, Refunds, Net Revenue, Cost of Revenue and Gross Profit, in each case divided by average active Units for the period, as set forth on page 59. Source: See our preliminary prospectus pages F - 4 for 1Q 2021 & 1Q 2022 Revenue, Refunds, Net Revenue, Cost of Revenue and Gross Profit, in each case divided by average active Units for the period, as set forth on page 59. UNIT ECONOMICS: Profitable Despite Negative Effect of COVID 22 $13,442 $4,483 $8,959 $10,529 - $1,570 $23,243 $7,562 $15,681 $11,895 $3,786 $24,557 $5,560 $18,997 $13,750 $5,247 Revenue Refunds Net Rev Cost of Rev Gross Profit 1Q 2021 4Q 2021 1Q 2022

ILLUSTRATIVE PRO-FORMA REVENUE



Actual Gross Revenue
Potential Pro-Forma Results with 2,131 Units
$6.4mm
100 Units
$135.3mm*
2,131 Units
$13.5mm
300 Units
$96.2mm**
2,131 Units
$32.2mm
462 Units
$148.6mm***
2,131 Units
2019
2020
2021

The above pro forma revenue information is presented for illustrative purposes only. It is based on our actual annual average revenue per unit (ARPR) for the periods indicated as if we had 2,131 units commercially active during such period. We anticipate having 2,131 units active and generating revenue by September 30, 2022. There can be no assurance that all such units will be active by such date and our ability to bring additional units online can be delayed by numerous factors, including those set forth in our preliminary prospectus, under the section entitled "Risk Factors." We cannot be certain that we will have ARPR going forward equal to or greater than that experienced in the indicated periods, and it is possible that our ARPR rates going forward will actually be materially lower.

*Source: Preliminary Prospectus. Calculated as follows: 2019 gross revenue of $6,350,628 (page F-4) divided by 100 average units (page 59) multiplied by 2,131 Units (page 6)

**Source: Preliminary Prospectus. Calculated as follows: 2020 gross revenue of $13,540,488 (page F-4) divided by 300 average units (page 59) multiplied by 2,131 Units (page 6).

***Source: Preliminary Prospectus. Calculated as follows: 2021 gross revenue of $32,223,665 (page F-4) divided by 462 average units (page 59) multiplied by 2,131 Units (page 6).

23

Distributed Operations (Technology Enabled) Servant Leadership (Empower & Delegate) Heroic Service (“Save The Day”) Repeat Guests Minimal Overhead More With Less Reduces Expenses (Corporate Overhead, Marketing, HR, Sales Commissions, Customer Acquisition Cost, etc…) GUESTS & PROPERTY OWNERS TEAM MEMBERS VPs EXECS DISTRIBUTED SERVANT LEADERSHIP 24

HERO PROGRAM: *"Save The Day"*


HOST/CONCIERGE
PROVIDE EXCEPTIONAL SERVICE FOR GUESTS
RESIDENT MANAGER
MAINTAIN VALUE FOR PROPERTY OWNERS
BIZDEV REPRESENTATIVE
INCREASE PROFIT MARGINS FOR CHG
EXTERNAL FOCUS
EXTERNAL FOCUS
INTERNAL SUPPORT
INTERNAL SUPPORT
CLEANERS
HEROES™
MAINTENANCE
SIDE-KICKS™
SUPERHEROES™
SERVICE SUPPORT
CHG LEADERSHIP
SECURITY & VERIFICATION

25

HEROIC SERVICE OBJECTIVES: *Repeat Guests, Lower CAC, and Reduced Commissions*



HASSEL-FREE EXPERIENCE
Easy, Orderly, Pleasant Interactions

EXPECTATIONS EXCEEDED
Delighted People & Exceptional Experiences

RAVE REVIEWS POSTED
Public Recognition of Heroic Service

OUR BRANDS REMEMBERED
Favorable & Easy Recognition of LuxUrban and SoBeNY

INFORMATION SHARED
Social Media & Word-of-Mouth Marketing

COMMITTED TO RETURN
Relationships Established For Repeat Visits

26

TECHNOLOGY: *Next Generation Hospitality/Property Management*

CHG

Technology Enables & Enhances Every Aspect of a Guest's Experience

SELECT → PREP → TRAVEL → ARRIVE → STAY → DEPART → RATE → RETURN

SELECT

TARGETING CITIES & UNITS
- Big Data Analytics

MARKETING & SALES
- LuxUrban/SoBeNY App* & Websites
- Booking.com, Expedia, Vrbo, airbnb, HOMES & VILLAS BY MARRIOTT INTERNATIONAL

PRICING
- Revenue Management

PREP

SECURING – VERIFYING

FULFILLING SPECIAL REQUESTS

LuxUrban/SoBeNY App*
- Groceries
- Early check-in
- Child Specific, e.g., crib, highchair, etc…

TRAVEL

SUPPORTING TRAVEL

LuxUrban/SoBeNY App*
- Connect to Flights, Cars, etc…

ARRIVE

MANAGING BOOKINGS



STAY

PROVIDING HEROIC SERVICE

PROVIDING INFORMATION*

FULFILLING SPECIAL REQUESTS

LuxUrban/SoBeNY App*
- Guest Service Messaging
- Personal Items, e.g., toothbrush
- Extra towels
- Late check-out/Extensions

SMOKING & NOISE MONITORING*

DEPART

CLEANING

PHYSICALLY SECURING

RATE



MAINTAINING RELATIONSHIPS

LuxUrban/SoBeNY App*
- Loyalty/Rewards
- Guest Surveys
- Receipts
- Trip History
- Rebooking

COMMUNICATING EXTERNALLLY

COMMUNICATING INTERNALLY

MANAGING EXPENSES

* Presently Being Developed or Procured by CHG

27

$157 $103 $122 $132 $- $40 $80 $120 $160 $200 2019 2020 2021 1Q 2022 Axis Title OpEx as a % of Revenue 13% 11% 11% 2020 2021 1Q 2022 10.1x 7.6x 18.4x 2020 2021 1Q 2022 OpEx Efficiency* * OpEx Efficiency defined as: revenue increase / increase in operating expenses 52% 159% 175% 2020 2021 1Q 2022 Net Revenue Growth Source: All of the information included in this slide is from our Preliminary Prospectus RevPAR CASE STUDY: CHG Performance Metrics 28

Gross Revenue & Net Revenue 4Q2021 and 1Q2022 $10.7mm $11.8mm $7.2mm $9.1mm 4Q 2021 1Q 2022 Gross Revenue Net Revenue EBITDA is defined as net loss excluding the impact of interest expense. EBITDA is a key measure of the Company’s financial pe rfo rmance as it removes the impact of debt financing. EBITDA, by excluding the impact of debt financing, measures the Company’s eff iciency in managing its operations and overhead. *Source: For 4Q 2021 data, see pages 7, 14 and F - 4 of the preliminary prospectus dated April 15, 2022 *Source: For 1Q 2022 data, see pages 7, 14 and F - 4 of our most recent preliminary prospectus RECENT QUARTERLY RESULTS: Net Income & EBITDA 29 Net Income & EBITDA 4Q 2021 and 1Q2022 $0.2mm $1.4mm $0.6mm $2.0mm 4Q 2021 1Q 2022 Net Income EBITDA

$1.4 $2.6 $2.3 $2.0 $1.7 $2.0 $3.2 $2.9 $2.6 $2.3 0% 5% 10% 15% 20% 25% 30% 35% 0.00 0.50 1.00 1.50 2.00 2.50 3.00 3.50 @22.6% @12.5% @15.0% @17.5% @20.0% Net Inc. (Loss) Net Inc. (Loss) Before Int. Net Inc. (Loss) Before Int. % Revenue 27.6% 36.0% 34.1% 32.1% 30.0% @22.6% @12.5% @15.0% @17.5% @20.0% ($ in millions) Net Inc. (Loss) before Int.% Revenue Left column from Preliminary Prospectus page F - 4 gross margin of $2,513,263 / net revenue of $9,099,425. Revenue is net of refunds realized at 27.6% of gross revenue. Illustrative 1Q 2022 gross margin percentages at indicated hypothetical refund rates. Left column from Preliminary Prospectus page F - 4 net income of $1,419,433 which is at a realized refund rate of 22.6% and net loss plus interest (loss $1,419,433 + $564,137) = $1,983,570. Illustrative 1Q 2022 net income and net income plus interest at indicated hypothetical refund rates. ** Assumes no tax impact (as an LLC) prior to our conversion to C - Corp. Illustrative Refund Rates 1Q 2022 Actual GROSS MARGIN Q1 2022 Illustrative Gross Margin at Illustrative Normalized Refund Rates NET INCOME Q1 2022 Illustrative Net Income and Net Income w/out Interest** UNIT ECONOMICS (cont’d): Normalizing Refund Rates 30

BRIAN FERDINAND Chief Executive Officer & Chairman Brian Ferdinand founded our company in 2017. Prior to this, he was Chief Operating Officer and a partner at VacationRentals LLC, a provider of loyalty - branded, hotel - alternative accommodations, and prior to that, from 2011 through 2014, Mr. Ferdinand served as a member of the Board of Directors and Head of Corporate Strategy at Liquid Holdings, Inc. (“Liquid”), a designer and operator of fintech - based brokerage order execution platforms and services. Mr. Ferdinand served as Managing Director and partner at ECHOTrade LLC, a proprietary trading firm, where he oversaw that company’s expansion from 30 to nearly 1,000 licensed traders working in offices throughout the United States and internationally in JBO partnership with Merrill Lynch and Bank of America. JIMMIE CHATMON Executive Vice President & Director Jimmie Chatmon joined our company in November 2017 and has helped our company grow in the short - term rental marketplace, drawing upon his prior experience and analytical expertise in designing our daily pricing and distribution strategies, while overseeing our revenue management team. Before joining our company, from July 2016 to November 2017, Mr. Chatmon worked in sales and revenue management at Vacation Rentals LLC, a provider of loyalty - branded, hotel - alternative accommodations. Mr. Chatmon earned his B.S. in Business Administration from the University of Miami in 2015. DAVID GURFEIN Partner, President & COO David H. Gurfein joined our company in November 2017. Prior to this, he served as Chief Executive Officer of United American Patriots, a non - profit 501(c)(3) organization that focuses on service members individual rights. From June 2012 to June 2017, Mr. Gurfein was President of True Health & Wholeness, a health and fitness company. He was a Managing Partner and Senior Vice President for Business Development at Holden International, a business development and consultancy company, from July 2010 to June 2012. Mr. Gurfein served in the U.S. Marine Corps from September 1982 to November 2007, enlisting as a private and retiring as a Lieutenant Colonel. Mr. Gurfein holds an M.B.A. from Harvard Business School and a B.S. from Syracuse University. SHANOOP KOTHARI Chief Financial Officer Shanoop Kothari has been our Chief Financial Officer since January 2022. From January 2019 until September 2021, Mr., Kothari was the Chief Financial Officer of NuZee Inc (Nasdaq: NUZE). From July 2020 until May 2021, Mr. Kothari also served, in dual capacity, as NuZee’s Chief Operating Officer. In addition, Mr. Kothari served as a director of NuZee from October 2019 to March 2021. Prior to joining NuZee, Mr. Kothari was a Managing Director at B. Riley FBR, Inc. (“FBR”) from June 2014 until September 2018. From September 2012 to June 2014, Mr. Kothari was the Chief Financial Officer of a private oil and gas refinery joint venture with HollyFrontier. Mr. Kothari was an investment banker at Credit Suisse from June 2005 until September 2012. From May 1998 until April 2003, Mr. Kothari served in variety of capacities for BindView Development, a publicly traded software company, including as Chief Financial Officer (from January 2001 to May 2001). Mr. Kothari was senior auditor at Price Waterhouse from June 1995 to May 1998. Mr. Kothari holds a BA in Accounting from Southern Methodist University and an MBA from Rice University. Mr. Kothari is also a licensed CPA and CIA and possesses Series 7/ 24/ 63 licenses. KEVIN MIKLOSHECK Chief Legal and Compliance Officer Kevin Mikolashek joined our company in September 2021. Prior to this, from April 2018 until September 2021, he served as Managing Director for Misbah - Maher Consultancy, a consulting firm focused on Federal Government contracts in Afghanistan, and for Maher Legal Services, a law firm. From November 2015 to March 2018, Mr. Mikolashek was Senior Counsel at the Enforcement Division of the Federal Reserve Board of Governors, investigating large financial institutions. From November 2005 to November 2015, he served in the U.S. Department of Justice as an Assistant United States Attorney in the Eastern District of Virginia, where he led complex procurement fraud investigations into some of the nation’s largest defense contractors and represented the United States in civil litigation. From January 1997 to November 2005, Mr. Mikolashek served as an Army Judge Advocate Officer, prosecuting felonies, providing legal advice to combat commanders, and representing the Army in civil litigation. Mr. Mikolashek holds an M.B.A from the University of Virginia Darden Graduate School of Business, a J.D. from the Dickinson School of Law of Pennsylvania State University, and a B.A. from the Shippensburg University of Pennsylvania. LEADERSHIP: Experienced management with diverse backgrounds 31

BRIAN FERDINAND Chief Executive Officer and Chairman of the Board JIMMIE CHATMON Executive Vice President and Director LEONARD TOBOROFF Independent Board Member . AIMEE J. NELSON Independent Board Member JEFFREY WEBB Independent Board Member CHG Board: Experienced and diverse 32 DAVID BERG Independent Board Member DON ENGEL Independent Board Member

Thank You CORPHOUSING GROUP